Exhibit 99.b

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC,

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF MARCH 14, 2011

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

This LIMITED LIABILITY COMPANY AGREEMENT (as amended, restated or otherwise modified, this “Agreement”) of VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC (the “Company”) is being executed by Versus Capital Advisors LLC (the “Member”) as of this 14th day of March, 2011, pursuant to the provisions of the Delaware Limited Liability Company Act  (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act”), on the following terms and conditions:

ARTICLE I
THE COMPANY

1.1           Organization.  The Member hereby agrees to form a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.  The Member shall be deemed admitted as a member of the Company upon its execution of this Agreement.

1.2           Company Name.  The name of the limited liability company formed hereby shall be “Versus Global Multi-Manager Real Estate Income Fund LLC” and all business of the Company shall be conducted in such name or such other name as the Member shall determine.  The Company shall hold all of its property in the name of the Company and not in the name of the Member.

1.3           Purposes. The purpose and business of the Company shall be to act as a closed-end, non-diversified, management investment fund registered under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, and to do any and all acts and things which may be necessary or incidental to the foregoing, the promotion or conduct of the business of the Company or the maintenance and improvement of its property and any other lawful act or activity for which limited liability companies may be formed pursuant to the Act consistent with this Agreement.

1.4           Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a)           Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(b)           Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and exercise all of the powers, duties, rights and responsibilities associated therewith;

(c)           Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d)           Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e)           Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(f)            Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(g)           Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(h)           Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(i)            File documents with the Securities and Exchange Commission, including amendments and supplements thereto, as are required by the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, or as otherwise may be convenient to, or incidental to the accomplishment of the purposes of the Company;

(j)            Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(k)           Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(l)            Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

1.5           Principal Place of Business.  The principal place of business of the Company shall be at 9780 Mount Pyramid Court, Suite 400, Englewood, Colorado 80112, or at such other location as may be designated by the Member from time to time.

1.6           Registered Office.  The address of the registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

1.7           Member.  The name and mailing address of the Member are as follows: Versus Capital Advisors LLC, 9780 Mount Pyramid Court, Suite 400, Englewood, Colorado 80112.

1.8           Term.  The term of the Company shall be perpetual unless and until the Company is dissolved by the Member or as set forth herein.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company (the “Certificate”) pursuant to the Act and this Agreement.

1.9           Filings; Agent for Service of Process.

(a)           William R. Fuhs, Jr., whom the Member hereby confirms was designated as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate with the Office of the Secretary of State of the State of Delaware.  Upon the effectiveness of the Certificate with the Office of the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

(b)           The Member shall execute and file such forms or certificates and may take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company under the laws of any other states or jurisdictions in which the Company engages in business.

(c)           The initial registered agent for service of process on the Company in the State of Delaware, and the address of such registered agent, shall be the agent for service of process set forth in the Certificate.  The Member may change the registered agent and appoint successor registered agents.

(d)           Upon the dissolution and completion of winding up of the Company, the Member (or, in the event the Member no longer exists, the person responsible for winding up and dissolution of the Company pursuant to Article IV hereof) shall promptly execute and file a certificate of cancellation of the Certificate in accordance with the Act and such other documents as may be required by the laws of any other states or jurisdictions in which the Company has registered to transact business or otherwise filed articles.

1.10         Reservation of Other Business Opportunities.  No business opportunities other than those actually exploited by the Company shall be deemed the property of the Company, and the Member may engage in or possess an interest in any other business venture, independently or with others, of any nature or description, even if such venture or opportunity is in direct competition with the business of the Company; and the Company shall have no rights by virtue hereof in or to such other business ventures, or to the income or profits derived therefrom.

ARTICLE II
MANAGEMENT AND MEMBERSHIP

2.1           Management of the Company.  The business and affairs of the Company shall be managed under the direction and by the approval of the Member.  The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.  The Member has the authority to bind the Company.  Any Person dealing with the Company shall be entitled to rely on a certificate or any writing signed by the Member as the duly authorized action of the Company.

2.2           Officers.  The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including without limitation, President, Chief Operating Officer, Chief Executive Officer, Chief Compliance Officer, Chief Investment Officer) to any such person.  Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 2.2 may be revoked at any time by the Member.  An Officer may be revoked with or without cause by the Member.  The Member hereby appoints the officers set forth on Exhibit A to administer the day to day affairs of the Company; provided, that, notwithstanding the foregoing, the business and affairs of the Company shall be managed under the direction and by the approval of the Member.

2.3           Written Consent.  Any action requiring the vote, consent, approval or action of the Member may be taken by a consent in writing, setting forth the action so taken, by the Member.

2.4           Books and Records.  The Member shall keep, or shall designate an individual to keep, proper and usual books and records pertaining to the business of the Company.  The books and records of the Company shall be kept at the principal office of the Company or at such other places, within or without the State of Delaware, as the Member shall from time to time determine.

2.5           Salary.  No salary shall be paid to the Member for its duties set forth hereunder.

2.6           Resignation.  Subject to Section 4.1, the Member may at any time resign from the Company.  If the Member resigns pursuant to this Section 2.6, an additional member may be admitted to the Company, subject to Section 2.7 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

2.7           Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

2.8           Limited Liability.

(a)           Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

(b)           To the extent that at law or in equity, the Member or any other party shall have duties (including fiduciary duties) and liabilities to the Company, such duties and liabilities may be restricted by provisions of this Agreement.  The Member shall not be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Member by this Agreement.

(c)           The Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to the matters the Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(d)           Any repeal or modification of this Section 2.8 shall not adversely affect any right or protection of the Member existing prior to such repeal or modification.

2.9           Indemnification.

(a)           The Company shall indemnify and hold harmless the Member and each of its affiliates, Officers, directors, managers, members, agents or employees (the “Parties”) from and against any loss, expense, damage or injury suffered or sustained by the Parties (or any of them) by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by any such Party; and provided that such Party reasonably believed that the acts, omissions, or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in the best interests of the Company.  Such indemnification shall be made only to the extent of the assets of the Company.

(b)           To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Party (or any of them) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Party (or any of them) to repay such amount if it shall be determined that the Party is not entitled to be indemnified as authorized in this Section 2.9.

(c)           Notwithstanding any provisions of Section 2.9(a) or (b) to the contrary, no indemnity shall be paid by the Company if indemnification is not lawful (and, in this respect, the Company has been advised that (1) Section 17(h) of the Investment Company Act of 1940, as amended, and amendments thereto provides in essence that investment companies registered under said act may not indemnify their directors for their willful misfeasance, bad faith, gross negligence or reckless disregard of their duties as directors, and (2) the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws for certain “disabling conduct” is against public policy and is, therefore, unenforceable and that “reasonable and fair” means should be used for determining whether liability has arisen from disabling conduct, including (i) a final decision on the merits by a court that the liability did not arise from his disabling conduct, (ii) a reasonable determination to this effect by a majority of a quorum of independent directors who are not parties to the relevant proceeding, or (iii) a written opinion to this effect from independent legal counsel).

2.10         Transfer of Interest.     The Member may transfer or assign all or a portion of its interest in the Company.  If the Member transfers all of its interest in the Company pursuant to this Section 2.10, the transferee shall be admitted to the Company as a Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Upon a transfer or assignment of less than the Member’s entire interest the Company, the Member and such transferee or assignee shall amend this Agreement to reflect such transfer or assignment, or if the terms of such an amendment shall not be agreed upon, the Member may elect to dissolve the Company in its sole discretion.

ARTICLE III
FISCAL MATTERS

3.1           Deposits.  All funds of the Company shall be deposited in an account or accounts in such banks, trust companies or other depositories as the Member may select.

3.2           Financial Records.  All financial records shall be maintained and reported using GAAP, consistently applied.

3.3           Fiscal Year.  The fiscal year of the Company shall begin on the first day of January and end on the last day of December each year, unless otherwise determined by the Member.

3.4           Agreements, Consents, Checks, Etc.  All agreements, consents, checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company shall be signed by the Member or those persons authorized from time to time by the Member.

3.5           Transactions with the Member.  Except as provided in the Act, the Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and has the same rights and obligations with respect to any such matter as a person who is not the Member.

3.6           Contribution.  The Member may, but shall not be required to, contribute cash or other property to the Company as it shall decide, from time to time.

3.7           Distributions.  The Company may make distributions as determined by the Member from time to time in accordance with this Agreement; provided, however, that no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of the liabilities of the Company and such distribution does not violate the Act or other applicable law.  The Member may, at its sole discretion, elect to receive a distribution from assets other than cash.

3.8           Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated solely to the Member.

ARTICLE IV
LIQUIDATION

4.1           Liquidation Events.  The Company shall dissolve and commence winding up and liquidation only upon the first to occur of any of the following (each, a “Liquidation Event”):

(a)           The written consent of the Member;

(b)           The sale of all or substantially all of the property of the Company;

(c)           The resignation of the Member or any other event that causes the last remaining member of the Company to cease to be a member of the Company, unless the business of the Company is continued in a manner permitted by the Act; or

(d)           The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

4.2           Winding Up.  Upon the occurrence of a Liquidation Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Member.  The Member shall not take any action which is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.  The Member (or in the event that the Member no longer exists, the person responsible for winding up the Member’s business and affairs) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities.  The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient, shall be applied and distributed, subject to any reasonable reserves maintained for contingent, conditional or unmatured obligations of the Company, in the following order:

(a)           first, to the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Company’s debts and liabilities to creditors other than the Member;

(b)           second, to the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Company’s debts and liabilities to the Member; and

(c)           the balance, if any, to the Member.

4.3           Member’s Bankruptcy.  The Member shall not cease to be the Member solely as a result of the occurrence of any of the following and upon the occurrence of any such event, the business of the Company shall continue without dissolution:

(a)           the Member makes an assignment for the benefit of creditors;

(b)           the Member files a voluntary petition in bankruptcy;

(c)           the Member is adjudged a bankrupt or insolvent, or has entered against it an order of relief, in any bankruptcy or insolvency proceeding;

(d)           the Member files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(e)           the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature;

(f)            the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the member or of all or any substantial part of its properties;

(g)           any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation is not dismissed; or

(h)           appointment of a trustee, receiver or liquidator of the Member.

ARTICLE V
MISCELLANEOUS

5.1           Amendments.  This Agreement may be altered, amended or repealed, or a new Agreement may be adopted pursuant to a written agreement executed and delivered by the Member.

5.2           Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its heirs, legatees, legal representatives, successors, transferees and assigns.

5.3           Sole Benefit of Member.  Except as expressly provided in Section 2.9, the provisions of this Agreement are intended solely to benefit the Member, and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

5.4           Construction.  The Member shall have the full power and authority to construe and interpret this Agreement.

5.5           Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

5.6           Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

5.7           Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.8           Governing Law.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Member, without regard to the principles of conflicts of laws.

5.9           Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day first above set forth.

MEMBER:

VERSUS CAPITAL ADVISORS LLC

By:	Versus Capital Group LLC, its sole member

By:	/s/
Name: Mark D. Quam
Title: Chief Executive Officer

EXHIBIT A

OFFICERS

OF

VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

Name	Office
Mark D. Quam	Chief Executive Officer
William R. Fuhs, Jr.	Chief Financial Officer
Chief Investment Officer